Exhibit 99.1

For more information contact:	Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Fourth Quarter, Full Year Results

FEDERAL WAY, Wash. (Feb 3, 2012) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $65 million for the fourth quarter, or 12 cents per diluted share, on net sales from continuing operations of $1.6 billion. This compares with net earnings of $171 million, or 32 cents per diluted share, on net sales from continuing operations of $1.5 billion for the same period last year.
Earnings for the fourth quarter of 2011 include net after-tax charges of $12 million for restructuring and asset impairments. Excluding these items, the company reported net earnings of $77 million, or 14 cents per diluted share. This compares with net earnings before special items of $52 million in the fourth quarter of 2010.
For the full year 2011, Weyerhaeuser reported net earnings of $331 million, or $0.61 per diluted share, on net sales from continuing operations of $6.2 billion. This compares with net earnings of $1.281 billion on net sales from continuing operations of $6.0 billion for the full year 2010. Earnings for the full year 2010 include $1.064 billion from income tax adjustments related to Weyerhaeuser's conversion to a Real Estate Investment Trust (REIT).

“In 2011 we took full advantage of opportunities to improve our performance in a weaker than expected US housing market,” said Dan Fulton, president and chief executive officer. “In Timberlands, we used our long term competitive strength in the Asian export markets to capitalize on emerging Chinese demand. Cellulose Fibers leveraged strong customer relationships and excellent operational performance to deliver a second consecutive year of record financial results. Our Real Estate business maintained profitability despite challenging market conditions, and Wood Products generated improved results. Through the sale of our hardwoods and Westwood Shipping Lines businesses we sharpened our strategic direction, and we remain focused on improving performance to generate superior sustainable returns for our shareholders in 2012.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2011		2010
(millions, except per share data)	3Q	4Q	4Q
Net sales
From continuing operations	$1,569	$1,615	$1,516
From discontinued operations (1)	$83	$0	$148
Total net sales	$1,652	$1,615	$1,664

Net earnings
From continuing operations	$133	$65	$171
From discontinued operations (1)	$24	$0	$0
Net earnings	$157	$65	$171
Weighted average shares outstanding, diluted	540	538	538
Earnings per diluted share
From continuing operations	$0.25	$0.12	$0.32
From discontinued operations (1)	$0.04	$0.00	$0.00
Earnings per diluted share	$0.29	$0.12	$0.32

Net earnings before special items	$66	$77	$52
Earnings per diluted share before special items	$0.12	$0.14	$0.10

Net cash from operations	$117	$147	$225
Net change in cash and cash equivalents	$90	($18)	$99
Cash and cash equivalents at end of period	$971	$953	$1,467
(1) Discontinued operations include Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses, which were sold in the third quarter of 2011.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2011	4Q 2011	Change
Net sales	$252	$274	$22
Contribution to pre-tax earnings before special items	$62	$70	$8
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$62	$70	$8
4Q 2011 Performance - The segment's earnings improved $8 million in the fourth quarter compared with the third. Earnings from disposition of non-strategic timberlands increased $17 million to $21 million, compared with $4 million in the third quarter. Average selling prices for Western logs declined due to weaker Chinese export demand. These declines were partially offset by increased log sales volumes and slightly higher selling prices in the South. Fee harvest volumes rose, primarily in the South. Silviculture and road costs were lower, and fuel costs increased.

1Q 2012 Outlook - Excluding earnings from disposition of non-strategic timberlands, Weyerhaeuser expects slightly higher earnings from the Timberlands segment in the first quarter. The company anticipates increased fee harvest volumes in the West and slightly improved average selling prices due to a higher percentage of export logs sold to Japan. Weyerhaeuser also anticipates higher fuel costs and seasonally higher silviculture expenses.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2011	4Q 2011	Change
Net sales
From continuing operations	$603	$542	($61)
From discontinued operations	$27	$0	($27)
Total net sales	$630	$542	($88)
Charge to pre-tax earnings before special items
From continuing operations	($43)	($61)	($18)
From discontinued operations	($4)	$0	$4
Total charge to pre-tax earnings before special items	($47)	($61)	($14)
Pre-tax charge from special items	($46)	($19)	$27
GAAP charge to pre-tax earnings	($93)	($80)	$13
4Q 2011 Performance - Results from continuing operations declined $18 million compared with the third quarter. Selling prices and volumes were seasonally lower for most products. The segment reduced operating rates to match weaker market demand, resulting in higher per unit manufacturing costs.
Fourth quarter includes special charges of $19 million for restructuring and asset impairments. Third quarter included special charges of $46 million related to restructuring, asset impairments, and sale of the hardwoods operations. Weyerhaeuser completed the sale of the hardwoods operations in the third quarter.
1Q 2012 Outlook - Excluding special items, Weyerhaeuser anticipates a smaller loss from the Wood Products segment in the first quarter. The company expects slightly higher selling prices for lumber and oriented strand board and increased sales volumes across all product lines. Unit manufacturing costs should decline due to seasonally improved operating rates.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	3Q 2011	4Q 2011	Change
Net sales	$503	$523	$20
Contribution to pre-tax earnings before special items	$135	$134	($1)
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$135	$134	($1)
4Q 2011 Performance - Fourth quarter earnings declined $1 million compared with third quarter. Average selling prices for pulp declined throughout the fourth quarter. By the end of the quarter, commodity prices for Northern bleached softwood kraft (NBSK) pulp had fallen to levels last seen in the first quarter of 2010. The effect of the price decline was mostly offset by increased sales volumes. There were no annual maintenance outages in the third or fourth quarter.
1Q 2012 Outlook - Weyerhaeuser expects substantially lower earnings from the Cellulose Fibers segment in the first quarter. The company anticipates considerably lower average selling prices for pulp and significantly higher maintenance costs due scheduled annual maintenance outages. Weyerhaeuser expects seasonally higher energy costs and increased fiber and chemical costs.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	3Q 2011	4Q 2011	Change
Net sales	$211	$276	$65
Contribution to pre-tax earnings before special items	$10	$41	$31
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$10	$41	$31
4Q 2011 Performance - Earnings increased $31 million compared with the third quarter. Home closings increased 15 percent to 582 single-family homes. Average margins on homes closed improved due to mix. Fourth quarter includes earnings of $19 million from the sale of land and lots. There were no significant earnings from land and lot sales in the third quarter.
1Q 2012 Outlook - Weyerhaeuser anticipates a loss from single-family homebuilding operations in the first quarter. The company expects a seasonal decline in home closing volume and lower average margins due to mix.
CORPORATE AND OTHER

FINANCIAL HIGHLIGHTS (millions)	3Q 2011	4Q 2011	Change
Charge to pre-tax earnings before special items
From continuing operations	($16)	($22)	($6)
From discontinued operations	($4)	$0	$4
Total charge to pre-tax earnings before special items	($20)	($22)	($2)
Pre-tax gain from special items	$58	$0	($58)
GAAP contribution (charge) to pre-tax earnings	$38	($22)	($60)

Corporate and Other results from continuing operations declined $6 million compared with the third quarter, as gains on foreign exchange were more than offset by increased charges for share-based compensation and other items.

Third quarter results included pre-tax gains of $58 million from special items, primarily the sale of Westwood Shipping Lines.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2011, we employed approximately 12,800 employees in 11 countries. We have customers worldwide and generated $6.2 billion in sales from continuing operations in 2011. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 3 to discuss fourth quarter results.
To access the conference call from within North America, dial 877-296-9413 (access code – 41397589) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 41397589). Replays will be available for one week at (800) 585-8367 (access code – 41397589) from within North America and at 404-537-3406 (access code – 41397589) from outside North America.
The call is being webcast through Weyerhaeuser's Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the "Q4 2011 Weyerhaeuser Co. Earnings Conference Call" link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson 's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson 's password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.
 Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations for the first quarter of 2012, including increased fee harvest volumes in the West, slightly improved average selling prices due to a higher percentage of export logs sold to Japan, flat fee harvest volume and prices in the South, higher fuel costs across all geographies, higher silviculture expenses in the South, and slightly higher earnings in the Timberlands segment excluding earnings from disposition of non-strategic timberlands; increased sales and slightly higher selling prices for lumber, higher sales volumes and over five percent increase in selling prices for oriented strand board, increased sales volumes and flat prices for engineered wood products, higher log costs in the South and Canada and lower log costs in the West, higher operating rates across all product lines, and a smaller loss from continuing operations in the Wood Products segment excluding special items; considerably lower average selling prices for pulp and slightly lower shipment volumes, significantly higher maintenance costs and lower production due to scheduled annual maintenance outages, higher energy and chemical costs, and substantially lower earnings in the Cellulose Fiber segment; seasonally lower home closing volume, lower average selling prices and margins due to mix, and a loss from single-family homebuilding operations in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the effect of design value changes on demand for the company's Southern yellow pine lumber

•	the effect of forestry, land use, environmental and other governmental regulations;

•	federal tax policies;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar and the relative value of the euro to the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.